                                  EXHIBIT INDEX
                                  -------------

EXHIBIT     DESCRIPTION

EX-99.4b       First  Amendment to Agreement and Plan of  Reorganization,  dated
               January 23, 2006.

EX-99.4c       Second Amendment to Agreement and Plan of  Reorganization,  dated
               March 30, 2006.

EX-99.12a      Opinion and  Consent of Ernst  &  Young LLP as to the Federal
               income tax  consequences  of the proposed  Reorganization,  dated
               March 31, 2006.

EX-99.12b      Opinion and  Consent of Ernst  &  Young LLP as to the Federal
               income tax  consequences  of the proposed  Reorganization,  dated
               March 31, 2006.

EX-99.12c      Private  Letter  Ruling of  Internal  Revenue  Service  as to the
               Federal income tax consequences of proposed Reorganization, dated
               February 10, 2006.